                                                                   EXHIBIT 10.33


                              EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (the "Agreement") is made as of the 3rd day of November, 1997 between SMARTALK TELESERVICES, INC., a California corporation (the "Company") and JEFF LINDAUER (the "Executive").

        WHEREAS, the parties hereto wish to enter into an employment agreement to employ the Executive as the President of the Company and to set forth certain additional agreements between the Executive and the Company.

        NOW THEREFORE, in consideration of the mutual covenants and representations contained herein, the parties hereto agree as follows:

        1.      Term.

        The Company will employ the Executive, and the Executive will serve the Company, under the terms of this Agreement for an initial term of three years, commencing on November 12, 1997. Effective as of the expiration of such initial three-year term and as of each anniversary date thereof, the term of this Agreement shall be extended for an additional one-year period unless, not later than six months prior to each such respective date, either party hereto shall have given notice to the other that the term shall not be so extended. Notwithstanding the foregoing, the Executive's employment hereunder may be earlier terminated, as provided in Section 4 hereof. The term of this Agreement, as in effect from time to time in accordance with the foregoing, shall be referred to herein as the "Term". The period of time between the commencement and the termination of the Executive's employment hereunder shall be referred to herein as the "Employment Period."

        2.      Employment.

        (a) Positions and Reporting. The Company hereby employs the Executive for the Employment Period as its President on the terms and conditions set forth in this Agreement. During the Employment Period, the Executive shall report directly to the Chief Executive Officer of the Company.

        (b) Authority and Duties. The Executive shall exercise such authority, perform such executive duties and functions and discharge such responsibilities as are reasonably associated with the Executive's positions, commensurate with the authority vested in the Executive pursuant to this Agreement and consistent with the By-Laws of the Company as in effect on the date hereof. The Executive's duties and responsibilities shall include the management and supervision of all aspects of the Company's operations (including, among other things, sales, marketing, finance, production and distribution) and participation in the establishment of the Company's strategic direction. During the Employment Period, the Executive shall devote full business time, skill and efforts to the business of the Company. Notwithstanding the foregoing, the Executive may (i) make and manage personal business investments of his choice and serve in any capacity with any civic, educational or charitable organization, or any trade association, without seeking or obtaining approval by the Board of Directors of the Company (the "Board"), provided such activities and service do not materially interfere or conflict with the performance of his duties hereunder and (ii) with the approval of the Board, serve on the boards of directors of other corporations. The Executive shall not be relocated from Los Angeles without the Executive's consent.

        3.      Compensation and Benefits.

        (a) Salary. During the Employment Period, the Company shall pay to the Executive, as compensation for the performance of his duties and obligations under this Agreement, a base salary at the rate of $300,000 per annum, payable in arrears not less frequently than monthly in accordance with the normal payroll practices of the Company (the "Base Salary"). Such Base Salary shall be subject to review each year for possible increase by the Board in its sole discretion, but shall in no event be decreased from its then-existing level during the Employment Period.

        (b) Annual Bonus. The Executive shall earn bonus amounts in the form of cash and stock awards, to be paid to the Executive within sixty (60) days following the year-end audit, based upon the satisfaction of performance criteria that will be established by a committee of the Board (the "Compensation Committee") in its discretion and upon consultation with the Executive at the beginning of each year, but in no case after January 31, subject to the approval of the Board. Such performance criteria will include corporate performance goals consistent with the Company's business plan for the year, as well as individual objectives for the Executive's performance that are separate from, but are consistent with, the Company's business plan. The final determination as to the actual corporate and individual performance against the pre-established goals and objectives, and the amounts of any additional bonus payout in relationship to such performance, shall be made by the Compensation Committee in its sole discretion. The cash and stock components of the Executive's bonus awards shall be in the same average proportion as the awards granted to the other senior management of the Company. For purposes of this Agreement, senior management ("Senior Management") of the Company shall be the chairman, chief executive officer, president and COO and the executive vice president. The Executive's yearly bonus shall not be less than 25% of the total yearly bonus paid to the Senior Management. In no event shall the Executive's yearly bonus be an amount less than the Executive's Base Salary.

        (c) Care Allowance. The Company shall pay to Executive as an automobile allowance the sum of $1,500 per month during the Employment Period in lieu of any other provision for an automobile, insurance, maintenance, gasoline and expenses.

        (d) Insurance Policies. The Company shall pay to the Executive the premium amount of $7,000 per year for Executive to maintain in force during the Employment Period, life and disability insurance on the Executive, the beneficiary of which shall be designated by the Executive (the "Executive Policies"). The Company may also purchase "key-person" life insurance policies on the Executive's life in such amounts and of such types as is determined by the Board. The Executive shall cooperate fully with the Company in



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obtaining such insurance and shall submit to such physical examinations and provide such information as is reasonably required to obtain and maintain such policies. Neither the Executive nor his successor-in-interest or estate shall have any interest in any such key-person policies so obtained.

        (e) Other Benefits. During the Employment Period, the Executive shall receive such other life insurance, pension, disability insurance, health insurance, holiday, vacation and sick pay benefits and other benefits which the Company extends, as a matter of policy, to its executive employees and, except as otherwise provided herein, shall be entitled to participate in all deferred compensation and other incentive plans of the Company on the same basis as other like employees of the Company. Without limiting the generality of the foregoing, the Executive shall be entitled to three (3) weeks vacation during each year of the Employment Period, which shall be scheduled in the Executive's discretion, subject to and taking into account the business exigencies of the Company. Unused vacation may be accrued up to a maximum of six (6) weeks of unused vacation, and thereafter the Executive shall cease to accrue vacation thereafter until used.

        (f) Business Expenses. During the Employment Period, the Company shall promptly reimburse the Executive for all documented reasonable business expenses incurred by the Executive in the performance of his duties under this Agreement in accordance with the Company's policies and standards of similar or comparable companies.

        (g) Stock Options. Concurrently with the execution of this Agreement, the Company and Executive will enter into a Stock Option Agreement, attached hereto as Exhibit A, pursuant to which the Company shall grant to the Executive an option to purchase up to 400,000 shares of common stock of the Company on the terms and conditions set forth therein.

        (h) Signing Bonus. The Company shall pay to the Executive upon the execution of this Agreement three hundred thousand dollars ($300,000) as a signing bonus.

        (i) Relocation Expense and Loss. The Company shall reimburse the Executive for all relocation expenses incurred by the Executive in connection with the Executive's relocation from Atlanta to the Los Angeles area, including, without limitation, all broker's fees, finder's fees, and packing and moving expenses. The Company shall reimburse the Executive for any loss incurred by the Executive on or in connection with the sale of the Executive's principal residence in Atlanta. At the Executive's request, the Company shall provide, for a period of up to six months, the Executive and his family with temporary living quarters in size and condition comparable to Executive's current residence. The expense to the Company pursuant to this Section 3(i) shall not exceed eighty-eight thousand dollars ($88,000.00).

        4.      Termination of Employment.

        (a) Termination for Cause. The Company may terminate the Executive's employment hereunder for cause. For purposes of this Agreement and subject to the



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Executive's opportunity to cure as provided in Section 4(c) hereof, the Company shall have "cause" to terminate the Executive's employment hereunder if:

                (i) The Executive has materially breached a material provision of this Agreement, and, if such breach is curable, it has not been cured or reasonably commenced being cured within thirty (30) days after written notice from the Company;

                (ii) The Executive is convicted of or pleads guilty to a felony involving financial misconduct or moral turpitude.

        (b) Termination for Good Reason. The Executive shall have the right at any time to terminate his employment with the Company for any reason. For purposes of this Agreement and subject to the Company's opportunity to cure as provided in Section 4(c) hereof, the Executive shall have "good reason" to terminate his employment hereunder if such termination shall be the result of:

                (i) a material diminution during the Employment Period in the Executive's duties or responsibilities as set forth in Section 2 hereof;

                (ii) a breach by the Company of the compensation and benefits provisions set forth in Section 3 hereof;

                (iii) termination by the Executive for any reason within 12 months following the occurrence of a Change in Control (as defined in Section 4(e) hereof);

                (iv) a material breach by the Company of any material terms of this Agreement.

        (c) Notice and Opportunity to Cure. Notwithstanding the foregoing, it shall be a condition precedent to the Company's right to terminate the Executive's employment for "cause" and the Executive's right to terminate his employment for "good reason" that (1) the party seeking the termination shall first have given the other party written notice stating with specificity the reason for the termination ("breach") and (2) if such breach is susceptible of cure or remedy, a period of 30 days from and after the giving of such notice shall have elapsed without the breaching party having effectively cured or remedied such breach during such 30-day period, unless such breach cannot be cured or remedied within 30 days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed 30 days) provided the breaching party has made and continues to make a diligent effort to effect such remedy or cure.

        (d) Termination Upon Death or Permanent and Total Disability. The Employment Period shall be terminated by the death of the Executive. The Employment Period may be terminated by the Company if the Executive shall be rendered incapable of performing his duties to the Company by reason of any medically determined physical or mental impairment that can be expected to result in death or that can be expected to last for a period of six or more consecutive months from the first date of disability ("Disability"). If the



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Employment Period is terminated by reason of Disability of the Executive, the
Company shall give 30-days' advance written notice to that effect to the Executive.

        (e) Definition of Change in Control. A "Change in Control" shall be deemed to have taken place if:

                (i) there shall be consummated any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's capital stock are converted into cash, securities or other property (other than a consolidation or merger of the Company in which the holders of the Company's voting stock immediately prior to the consolidation or merger shall, upon consummation of the consolidation or merger, own at least 50% of the voting stock) or any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company; or

                (ii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) shall, after the date hereof, become the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the voting power of all of the then outstanding securities of the Company having the right under ordinary circumstances to vote in an election of the Board (including, without limitation, any securities of the Company that any such person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed beneficially owned by such person); or

                (iii) individuals who as of the date hereof constitute the entire Board and any new directors whose election by the Company's shareholders, or whose nomination for election by the Company's board, shall have been approved by a vote of at lease a majority of the directors then in office who either were directors at the date hereof or whose election or nomination for election shall have been so approved (the "Continuing Directors") shall cease for any reason to constitute a majority of the members of the Board.

        5.      Consequences of Termination.

        (a) Termination Without Cause or for Good Reason. In the event of termination of the Executive's employment hereunder by the Company without "cause" (other than upon death or Disability) or by the Executive for "good reason" (each as defined in Section 4 hereof), the Executive shall be entitled to the following severance pay and benefits:

                (i) Severance Pay - a lump sum amount equal to three (3) times the combined total of the Executive's Base Salary as in effect immediately prior to such termination and the highest bonus paid to the Executive during the Employment Period.



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                (ii)   Benefits Continuation - continuation for the longer of
        (A) the then remainder of the Term (as if a timely non-renewal notice has been given) and (B) 24 months (the "Severance Period") of coverage under the group medical care, disability and life insurance benefit plans or arrangements in which the Executive is participating at the time of termination; provided, however, that the Company's obligation to provide such coverages shall be terminated if the Executive obtains comparable substitute coverage from another employer at any time during the Severance Period. The Executive shall be entitled, at the expiration of the Severance Period, to elect continued medical coverage in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended (or any successor provision thereto).

        (b) Termination Upon Disability. In the event of termination of the Executive's employment hereunder by the Company on account of Disability, the Executive shall be entitled to the following severance pay and benefits:

                (i) Severance Pay - severance payments in the form of continuation of the Executive's Base Salary as in effect immediately prior to such termination for a period of the longer of 12 months following the first date of Disability and the then remainder of the Term (as if a timely non-renewable notice has been given);

                (ii)   Benefits Continuation - the same benefits as provided in
        Section 5(a)(ii) above, to be provided during the Employment Period while the Executive is suffering from Disability and for a period of 12 months following the effective date of termination of employment by reason of Disability.

        In addition to the foregoing, the Company shall remit to the Executive any benefits received by the Company, as beneficiary, pursuant to any additional disability insurance policy which was maintained by the Executive prior to his employment with the Company.

        (c) Termination Upon Death. In the event of termination of the Executive's employment hereunder on account of the Executive's death, the Executive's heirs, estate or personal representatives under law, as applicable, shall be entitled to the payment of the Executive's Base Salary as in effect immediately prior to death for a period of three calendar months. The Executive's beneficiary or estate shall not be required to remit to the Company any payments received pursuant to any life insurance policy purchased or maintained pursuant to Section 3(d) above.

        (d) Other Terminations. In the event of termination of the Executive's employment hereunder for any reason other than those specified in subsection (a) through (c) of this Section 5, the Executive shall not be entitled to any severance pay or benefits continuation contemplated by the foregoing, except as may otherwise be provided under the applicable benefit plans or award agreements relating to the Executive.

        (e) Accrued Rights. Notwithstanding the foregoing provisions of this Section 5, in the event of termination of the Executive's employment hereunder for any



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reason, the Executive shall be entitled to payment of any unpaid portion of his
Base Salary through the effective date of termination, and payment of any accrued but unpaid rights solely in accordance with the terms of any incentive bonus or employee benefit plan or program of the Company.

          (f) Conditions to Severance Benefits. (i) The Company shall have the rights to seek repayment of the severance payments and benefits provided by this Section 5 in the event that the Executive fails to honor in accordance with their terms the provisions of Sections 6, 7 and 8 hereof.

               (ii) For the purposes only of this Section, the Company may assert that the Executive has failed to honor the provisions of Sections 6, 7 and 8 hereof only upon the vote of two-thirds of the Board, following notice of the alleged failure by the Company to the Executive, an opportunity for the Executive to cure the alleged failure for a period of 30 days from the date of such notice, and the Executive's opportunity to be heard on the issue by the Board. Nothing in this Section shall limit the Executive's right to arbitration as set forth in Section 12 hereof.

               (iii) In the event that the Company fails to honor in accordance with their terms the provisions of Section 5 hereof, the Executive shall not be bound by the terms of Sections 6, 7, and 8 hereof.


          6. Confidentiality. The Executive agrees that he will not at any time during the Employment Period or at any time thereafter for any reason, in any fashion, form, or manner, either directly or indirectly, divulge, disclose or communicate to any person, firm, corporation or other business entity, in any manner whatsoever, any confidential information or trade secrets concerning the business of the Company, including, without limiting the generality of the foregoing, the techniques, methods or systems of its operation or management, any information regarding its financial matters, or any other material information concerning the business of the Company (including customer lists), its manner of operation, its plans or other material data (the "Business). The provisions of this Section 6 shall not apply to (i) information disclosed in the performance of the Executive's duties to the Company based on his good faith belief that such a disclosure is in the best interests of Company; (ii) information that is, at the time of the disclosure, public knowledge; (iii) information disseminated by the Company to third parties in the ordinary course of business; (iv) information lawfully received by the Executive from a third party who, based upon inquiry by the Executive, is not bound by a confidential relationship to the Company; of (v) information disclosed under a requirement of law or as directed by applicable legal authority having jurisdiction over the Executive.

          7. Inventions. The Executive is hereby retained in a capacity such that the Executive's responsibilities may include the making of technical and managerial contributions of value to Company. The Executive hereby assigns to Company all rights, title and interest in such contributions and inventions made or conceived by the Executive alone or jointly with others during the Employment Period which relate to the Business. This assignment shall




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
include (a) the right to file and prosecute patent applications on such inventions in any and all countries, (b) the patent application filed and patents issuing thereon, and (c) the right to obtain copyright, trademark or trade name protection for any such work product. The Executive shall promptly and fully disclose all such contributions and inventions to Company and assist Company in obtaining and protecting the rights therein (including patents thereon), in any and all countries; provided, however, that said contributions and inventions will be the property of Company, whether or not patented or registered for copyright, trademark or trade name protection, as the case may be. Inventions conceived by the Executive which are not related to the Business, will remain the property of the Executive.

          8. Non-Competition. (i) The Executive agrees that he shall not during the Employment Period and for a period of one (1) year thereafter, without the approval of the Board, directly or indirectly, alone or as partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder (other than as provided below) of any company or business, engage in any "Competitive Business" within the United States. For purposes of the foregoing, the term "Competitive Business" shall mean any business directly involved in prepaid telecommunications services industry. Notwithstanding the foregoing, the Executive shall not be prohibited during the noncompetition period applicable above from acting as a passive investor where he owns not more than five percent (5%) of the issued and outstanding capital stock of any publicly-held company. During the period that the above noncompetition restriction applies, the Executive shall not, without the written consent of the Company, solicit any employee who is under contract with the Company or any current or future subsidiary or affiliate thereof to terminate his or her employment; nor shall the Executive solicit employees for any enterprise that competes with Company; but shall have the right to solicit employees not under contract with the Company for an enterprise that does not compete with the Company.

          9. Breach of Restrictive Covenants. The parties agrees that a breach or violation of Section 6, 7 or 8 hereof will result in immediate and irreparable injury and harm to the innocent party, and that such innocent party shall have, in addition to any and all remedies of law and other consequences under this Agreement, the right to seek an injunction, specific performance or other equitable relief to prevent the violation of the obligations hereunder.

          10. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:




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     (a)  If to the Company, to:

          Attn: David Hamburger
          General Counsel
          SmarTalk TeleServices, Inc.
          1640 South Sepulveda Blvd., Suite 500
          Los Angeles, CA 90025

     (b)  If to the Executive, to:

          Jeff Lindauer
          850 Edgewater Drive
          Atlanta, GA 30328

     with a copy to:

          Scott E. Eckas, Esq.
          Cadwalader, Wickersham & Taft
          100 Maiden Lane
          New York, New York 10038

or to such other respective addresses as the parties hereto shall designate to the other by like notice, provided that notice of a change of address shall be effective only upon receipt thereof.

     11. Excise Tax Limit. Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by the Company or any other person or entity to or for the benefit of the Executive is a "parachute payment" (within the meaning of Section 280G of the Code, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") in connection with, or arising out of, his employment with the Company or a change in ownership or effective control of the Company (within the meaning of Section 280G of the Code, and would be subject to the excise tax imposed by Section 4999 of the
Code) (the "Excise Tax"), the Payments shall be reduced to the extent necessary so that such remaining Payment would not be subject to the excise tax imposed by
Section 4999 of the Code.

     12. Arbitration; Legal Fees. Except as provided in Section 9 hereof, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Los Angeles County, California in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The Company shall reimburse Executive for all reasonable legal fees and costs and other fees and expenses which Executive may incur in respect of any dispute or controversy arising under or in connection with this Agreement; provided, however, that the Company shall not reimburse any such fees costs and expenses if the fact finder determines that the action brought by the Executive was frivolous.

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     13.  Waiver of Breach. Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part either of the Executive or of the Company.

     14. Non-Assignment; Successors. Neither party hereto may assign his or its rights or delegate his or its duties under this Agreement without the prior written consent of the other party; provided, however, that: (i) this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale of all or substantially all of the Company's assets, or upon any merger, consolidation or reorganization of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company; and (ii) this Agreement shall insure to the benefit of and be binding upon the heirs, assigns or designees of the Executive to the extent of any payments due to them hereunder. As used in this Agreement, the term "Company" shall be deemed to refer to any such successor or assign of the Company referred to in the preceding sentence.

     15. Withholding of Taxes. All payments required to be made by the Company to the Executive under this Agreement shall be subject to the withholding of such amounts, if any, relating to tax, and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

     16. Severability. To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

     17. Director and Officer Insurance. The Company shall use its best efforts to obtain and maintain director's and officer's insurance for the Executive (in such amounts as are appropriate for executives of businesses comparable to that of the Company) pursuant to Board of Directors indemnity agreements then in force and shall give timely notice to the Executive of termination of any such insurance policy.

     18. Indemnification. The Company shall indemnify the Executive to fullest extent permitted under applicable law and the Company's By-Laws, and shall be obligated to advance expenses (including attorney's fees) to the Executive incurred in connection with any proceeding. Without limiting the generality and scope of the foregoing, the Company shall indemnify the Executive in connection with any action brought against the Executive by MCI relating in any way to the Executive's acceptance of employment within the Company.

     19. Payments; Mitigation. All amounts payable by the Company to the Executive under this Agreement shall be paid promptly on the dates required for such payment in this Agreement without notice or demand. There shall be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payment to the Executive, his dependents, beneficiaries or estate provided for in this Agreement. Any salary, benefits or other amounts paid or to be paid to Executive or provided to or in respect of the Executive pursuant to this Agreement shall not be reduced by amounts owing from Executive to the

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
Company. Executive shall not be obligated to seek other employment in mitigation of the amounts payable or the arrangements made under any provision of this Agreement, and any such employment obtained by Executive shall not reduce or affect the amounts payable or the arrangements made under any provision of this Agreement.

     20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     21. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of California, without giving effect to the choice of law principles thereof.

     22. Entire Agreement. This Agreement constitutes the entire agreement by the Company and the Executive with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by the Executive and the Company.

                                    *  *  *

     IN WITNESS WHEREOF, the parties have executed this Agreement as of November 3, 1997.


                         SMARTALK TELESERVICES, INC.


                         /s/ ERICH L. SPANGENBERG
                         ---------------------------
                         By:  Erich L. Spangenberg
                         Its: President



                         /s/ JEFF LINDAUER
                         ---------------------------
                                Jeff Lindauer



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
                                  EXHIBIT "A"

                             STOCK OPTION AGREEMENT

                          SmarTalk TeleServices, Inc.
                   1996 Stock Incentive Plan - Stock Options



     STOCK OPTION AGREEMENT (the "Agreement") dated as of November 3, 1997, (the "Date of Grant"), between SmarTalk TeleServices, Inc., a California corporation (the "Company") and Jeff Lindauer (the "Optionee").

     Pursuant to the Company's 1996 Stock Incentive Plan (the "Plan"), the Company has authorized the execution and delivery of this Agreement. A copy of the Plan as in effect on the Date of Grant has been supplied to the Optionee, and the Optionee hereby acknowledges receipt thereof. The provisions of the Plan, including the definitions of capitalized terms that are not otherwise defined in this Agreement, are incorporated herein by reference.

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

     1. Grant of Option. Subject to all the terms and conditions of the Plan and this Agreement, the Company grants to the Optionee as of the Date of Grant an option (the "Option") to purchase 400,000 shares of common stock, no par value, of the Company ("Common Stock"). The Option is not intended to qualify as an "incentive stock option" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and shall be treated as a nonqualified stock option under the Plan. The Company represents and warrants that all of the Common Stock which Optionee is given a right to purchase hereunder has been duly registered pursuant to the Securities Act of 1933, as amended, and is freely tradable.

     2. Exercise Price. The exercise price per share of Common Stock covered by this Option (the "Option Price") shall be the closing price of the Company's Common Stock on the Nasdaq national securities market (the "Nasdaq") on the Date of Grant, or, in the event the Date of Grant is a date on which no trading occurred on the Nasdaq, the Option Price shall be the closing price of the Company's Common Stock on the Nasdaq on the trading date immediately preceding the Date of Grant.

     3. Vesting. The Optionee's right to purchase shares of Common Stock under this Option shall vest as follows:

          (a) The Optionee's right to purchase one hundred thousand (100,000) of the shares of the Company's Common Stock under the Option shall vest on the Date of Grant (the "Initial Vesting Date").

     (b) The Optionee's right to purchase one hundred thousand (100,000) of the shares of the Company's Common Stock under the Option shall vest on the first anniversary of the Initial Vesting Date.

     (c) The Optionee's right to purchase one hundred thousand (100,000) of the shares of the Company's Common Stock under the Option shall vest on the second anniversary of the Initial Vesting Date.

     (d) The Optionee's right to purchase one hundred thousand (100,000) of the shares of the Company's Common Stock under the Option shall vest on the third anniversary of the Initial Vesting Date.

     (e) Notwithstanding the provisions of (a), (b), (c) and (d) above, in the event of (i) a "Change in Control," as defined in Section 4(e) of the Employment Agreement dated as of November 3, 1997 between the Company and the Optionee (the "Employment Agreement"), or (ii) a termination of the Optionee's employment other than for "cause" (as such terms is defined in the Employment Agreement), all of the unvested shares subject to the Option shall become fully vested and exercisable immediately prior thereto.

     4. Term. The term of the Option (the "Option Term") shall commence on the Date of Grant and shall expire on the tenth anniversary thereof unless the Option shall have been earlier terminated in accordance with the terms hereof or of the Plan. Shares of Common Stock as to which the Option becomes exercisable pursuant to Section 3 hereof may be purchased at any time during the Option Term.

     5. Termination of Option. The unexercised portion of the Option shall automatically terminate and shall become null and void and be of no further force or effect upon the expiration of the Option Term.

     6.   Procedure for Exercise.

     (a) The Option may be exercised, in whole or part (for the purchase of whole shares only), by delivery of a written notice (the "Notice") from the Optionee to the Secretary of the Company at the Company's principal office, which Notice shall:

     (i)    state that the Optionee elects to exercise the Option;

     (ii) state the number of shares with respect to which the Optionee is exercising the Option (the "Optioned Shares");

     (iii)  state the method of payment for the Optioned Shares pursuant to
            Section 6(b) hereof and the method of payment of withholding taxes pursuant to Section 6(c) hereof;

          (iv) in the event that the Option shall be exercised by any person other than the Optionee pursuant to Section 9 hereof, include appropriate proof of the right of such person to exercise the Option;

          (v) include any representation of the Optionee required pursuant to Section 6(e) hereof; and

          (vi) comply with such further reasonable requirements consistent with the Plan as the Committee may from time to time prescribe.

     (b) Payment of the Option Price for the Optioned Shares shall be made (i) in cash or by personal or certified check, (ii) by delivery of stock certificates (in negotiable form) representing shares of Common Stock having a fair market value on the trading date immediately preceding the date of exercise equal to the aggregate Option Price of the Optioned Shares or (iii) a combination of the methods set forth in the foregoing clauses (i) and (ii).

     (c) As a condition of delivery of the Optioned Shares, the Optionee shall remit or, in appropriate cases, shall agree to remit when due, an amount in cash or in shares of Common Stock (to the extent permitted under Section 6(b) hereof) sufficient to satisfy all current or estimated future Federal, state and local withholding tax and employment tax requirements relating thereto. The Optionee may elect in the Notice that the Company withhold from delivery the number of Optioned Shares that is sufficient to satisfy such tax withholding obligation, based on the Fair Market Value of the Common Stock on the trading date immediately preceding the date of exercise. Any such election by the Optionee to withhold Optioned Shares is subject to disapproval by the Committee and, in the case of any Optionee subject to the provisions of Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act"), is subject to the requirements of Rule 16(b)-3 under the Exchange Act. Notwithstanding the foregoing, no amounts shall be withheld as set forth in this section (c) in the event that Optionee shall furnish the Company with (i) written advice of tax counsel or an accountant that no withholding shall be required under Federal, state or local law and (ii) an undertaking by Optionee to defend, indemnify and hold harmless the Company from any claim by any government taxing authority with respect to any failure to withhold.

     (d) No single exercise of the Option shall be for fewer than 100 shares of Common Stock unless the number of Optioned Shares purchased is the total number at the time available for purchase under this Option.

     7.   No Rights as a Shareholder, Employee, etc.

     (a) The Optionee shall not have any privileges of a shareholder of the Company with respect to any shares of Common Stock subject to (but not acquired upon valid exercise of) the Option, nor shall the Company have any obligation to issue any dividends or otherwise afford any rights to which shares of Common Stock are entitled with respect to any such shares, until the date of the issuance to the Optionee of a stock certificate evidencing such shares.

          (b) Nothing in this Agreement or the Option shall confer upon the Optionee any right to continue in the employ of the Company or to interfere in any way with the right of the Company or the stockholders of the Company to terminate the Optionee's employment or directorship or to increase or decrease the Optionee's compensation at any time.

     8. Adjustments. If at any time while the Option is outstanding, the number of outstanding shares of Common Stock is changed by reason of a reorganization, recapitalization, stock split or any similar events, the number and kind of shares subject to the Option and/or the Option Price of such shares shall be adjusted accordingly.

     9. Restriction on Transfer of Option. The Option may not be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by the Optionee, except by will or by the laws of descent and distribution, and may be exercised during the lifetime of the Optionee only by the Optionee. In the event an Optionee becomes legally incapacitated, his Option shall thereafter be exercisable by his legal guardian, committee, or legal representative to the full extent to which the Option was exercisable by the Optionee. If the Optionee dies, the Option shall thereafter be fully exercisable within six (6) months of the date of death by the Optionee's executors or administrators. The Option shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect.

     10. Future Options. For each year that the Company continues to employ the Optionee under the Employment Agreement beyond the initial three-year term thereof (the "Initial Term of Employment"), the Company shall grant to the Optionee the option (the "Future Option") to purchase that number of shares of the Company's Common Stock which the Company's Board of Directors, through the exercise of its discretion, may set; provided, however, that for each year of the Optionee's employment beyond the Initial Term of Employment, the Company shall grant to the Optionee a Future Option to purchase a minimum of 100,000 shares of the Company's Common Stock. Future Options shall vest one year after the date on which they were granted (the "Future Date of Grant") or sooner as may be provided in the Future Option grant agreement. The exercise price per share of Common Stock covered by any Future Option (the "Future Option Price") shall be the closing price of the Company's Common Stock on the Nasdaq on the Future Date of Grant, or, in the event the Future Date of Grant is a date on which no trading occurred on the Nasdaq, the Future Option Price shall be the closing price of the Company's Common Stock on the Nasdaq on the trading date immediately preceding the Future Date of Grant.

     11. Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

          (a)  If to the Company, to:

               Attn: David Hamburger
               General Counsel
               SmarTalk TeleServices, Inc.
               1640 South Sepulveda Blvd., Suite 500
               Los Angeles, CA 90025



          (b)  If to the Executive, to:

               Jeff Lindauer
               850 Edgewater Drive
               Atlanta, GA 30328

          with a copy to:

               Scott E. Eckas, Esq.
               Cadwalader, Wickersham & Taft
               100 Maiden Lane
               New York, New York 10038

or to such other respective addresses as the parties hereto shall designate to the other by like notice, provided that notice of a change of address shall be effective only upon receipt thereof.

     12. No Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.

     13. Optionee Undertaking. The Optionee shall take whatever additional actions and execute whatever additional documents the Company or the Committee may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Optionee pursuant to the express provisions of this Agreement.

     14. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, excluding the choice of law rules thereof.


     15. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     16. Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and thereof, merging any and all prior agreements.


                                  *    *    *

     IN WITNESS WHEREOF, the parties have executed this Agreement as of November 3, 1997.


                              SMARTALK TELESERVICES, INC.


                              /s/ ERICH L. SPANGENBERG
                              -------------------------
                              By:  Erich L. Spangenberg
                              Its: President



                              /s/ JEFF LINDAUER
                              -------------------------
                                    Jeff Lindauer